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                                                                    EXHIBIT 99.1
Press Release

Contact: Scott Meyerhoff
Chief Financial Officer
(770) 248-9600

  THE INTERCEPT GROUP ANNOUNCES AGREEMENT TO ACQUIRE U.S. DATA OPERATIONS OF
                           SLMsoft.com INCORPORATED

              Intercept To Broadcast Conference Call On Internet

NORCROSS, GA (November 29, 2000) - The InterCept Group, Inc. (Nasdaq: ICPT), a provider of fully integrated electronic products and services for community financial institutions, announced today that it has entered into a definitive agreement to acquire the U.S. core data processing, check imaging and item capture center operations of SLMsoft.com Inc. InterCept will acquire the business for $40 million in cash and approximately 1.25 million shares of InterCept's common stock. A portion of the consideration will be held in escrow for a period of time post closing. The transaction will be accounted for under the purchase method and treated as an asset acquisition for tax purposes. The transaction is subject to regulatory approval and is expected to close early in the first quarter of 2001. Robertson Stephens acted as exclusive financial advisor to InterCept in this transaction.

     SLM's U.S. data operations include MicroSOLV, a fully integrated core bank processing platform, and ten check imaging/item processing centers serving over 350 customers located in the Northeast, Mid-Atlantic, Mid-West, and South-West. Upon closing of the transaction, InterCept will have a total of 23 item/imaging centers and over 1,800 financial institutions under contract.

     John Collins, Chairman and Chief Executive Officer of InterCept, said, "We believe this transaction will give us significant opportunities to increase our market share and enhance value for our shareholders. This acquisition, our largest to date, is consistent with our long-term strategy of acquiring businesses that we believe will (1) expand our geographic and customer reach,
(2) increase our product and service offerings, and (3) be accretive before the impact of any potential synergies. InterCept believes that this transaction will add to its 2001 earnings per share by approximately $0.03 per share. We expect that the acquisition will contribute revenues and EBITDA of $34 to $35 million and $9.0 to $10.0 million, respectively, in 2001."

     Govin Misir, Chairman of the Board and CEO of SLMsoft.com, said, "In our dealings with InterCept, we have been very impressed with their direction, strategy, and management. We believe that the combination of our U.S. operations with InterCept adds additional scale and scope to the combined company. This, together with the ongoing technology and support relationship between SLM and InterCept, contributed to our decision to become one of its largest shareholders at the closing of this transaction."

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Conference Call and Webcast Information

     InterCept has scheduled a conference call to discuss the transaction at 10:30 a.m. EST on November 30, 2000. InterCept will also provide an online Web simulcast and rebroadcast of the call. The live broadcast of the call will be available online at: www.videonewswire.com/INTERCEPT/113000/.
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     To listen to the live call, please go to the web site at least fifteen minutes early to register, and download and install any necessary audio software. The online replay will follow shortly after the call and continue through December 30, 2000.

About InterCept

     InterCept is a single-source provider of a broad range of technologies, products, and services that work together to meet the electronic commerce and operating needs of community financial institutions. InterCept's services include electronic funds transfer, core bank processing software, check imaging, and data communications management, as well as Internet banking products and services through its affiliate, Netzee, Inc. For more information about InterCept, please visit its web site at www.intercept.net or call (770) 248-
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9600.

About SLM soft.com

     Founded in 1986, SLM provides end-to-end open system e-commerce solutions to financial institutions, governments, and healthcare organizations. SLM delivers a wide range of electronic transaction management solutions to customers in 53 countries. For more information about SLM, please visit its web site at www.slmsoft.com or call Corrine Smith at (913) 307-5132.
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This release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E the Securities Exchange Act of 1934, as amended. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of InterCept and its management with respect to, among other things: (1) whether we can achieve the financial results and effects of this transaction as stated above, (2) whether we can successfully combine the operations we have acquired, and other operations we may acquire, to create or continue improvements in our financial condition; (3) the anticipated impact of certain events and circumstances; (4) trends affecting our operations, financial condition and business; (5) our growth and operating strategies; (6) our ability to achieve our sales objectives, including our organic growth rates; and (7) the continued and future acceptance of and demand for our products and services by our customers. The words "may," "will," "anticipate," "believe," "intend," "plan," "allow," "strategy," "expects" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are not guarantees of future performance, and actual results may differ materially from those projected in the forward-looking statements as a result of risks related to the integration of acquired assets and businesses; the assets and businesses we may acquire; our ability to achieve, manage or maintain growth and execute our business strategy successfully; our dependence on developing, testing and implementing enhanced and new products and services; our ability to sell our products and services to financial institution customers and their customers; any additional funding that we may provide Netzee; our ability to respond to competition; the volatility associated with "small-cap" companies; and various other factors discussed in detail in InterCept's filings with the Securities and Exchange Commission, including the "Risk Factors" section in InterCept's Registration Statement on Form S-3 (Registration No. 333-94511) as declared effective by the Securities and Exchange Commission on February 15, 2000.

                                     -END-

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